Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

SPECTRUM GLOBAL SOLUTIONS, INC.

HW MERGER SUB, INC.

HWN, INC.,

CERTAIN OF ITS STOCKHOLDERS

and

THE INVESTORS’ REPRESENTATIVE

JANUARY 27, 2021

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EXHIBITS
Exhibit A	Stockholder Listing
Exhibit B	Form of Certificate of Merger
Exhibit C	Certificate of Incorporation
Exhibit D	Letter of Transmittal
Exhibit E	Exchange Agreement
Exhibit F	Form of Convertible Promissory Note

SCHEDULES
Schedule 1.4	Directors and Officers
Schedule 2.1	Merger Consideration

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 27, 2021, by and among Spectrum Global Solutions, Inc., a Nevada corporation (the “Buyer”), HW Merger Sub, Inc., a Delaware corporation (the “MergerCo”), HWN, Inc., a Delaware corporation (the “Company”), certain of the stockholders of the Company (each stockholder of the Company, a “Stockholder” and collectively, the “Stockholders”), and Mark Porter (the “Investors’ Representative”) (each a “Party” or collectively “Parties”). Certain terms used in this Agreement are defined in Section 10.6 hereof. An index of defined terms used in this Agreement is attached as Annex A hereto.

WHEREAS, the Stockholders set forth on Exhibit A own beneficially and of record all of the outstanding shares of common stock of the Company, par value $0.0000001 per share (the “Stock”);

WHEREAS, Buyer, MergerCo and the Company desire to effect the merger (the “Merger”) of MergerCo with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), with the Company surviving the Merger.

WHEREAS, (a) the respective boards of directors of the Company and MergerCo have approved this Agreement, the Merger and the other transactions contemplated hereby, and the board of directors of Buyer has approved this Agreement, and (b) the board of directors of the Company has declared the Merger, this Agreement and the other transactions contemplated by this Agreement to be advisable and in the best interest of the Company and its Stockholders, and has directed that the Merger, this Agreement and the other transactions contemplated by this Agreement be submitted to the Company’s Stockholders for their approval.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.
THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the properties, rights, privileges and franchises of the Company and MergerCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerCo shall vest in the Surviving Corporation.

Section 1.2 The Effective Time. On the Closing Date, MergerCo and the Company shall duly execute the certificate of merger in substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by, and received the endorsed approval of, the Secretary of State of the State of Delaware (the “Effective Time”).

Section 1.3 Certificate of Incorporation and By-Laws. As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall be as set forth on Exhibit C attached hereto until thereafter amended as provided by Law and the terms of such certificate of incorporation. The bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such bylaws.

Section 1.4 Directors and Officers. The board of directors and officers of the Surviving Corporation immediately following the Effective Time shall be as set forth on Schedule 1.4.

Section 1.5 Closing. The closing of the Merger (the “Closing”) shall occur at 10:00 a.m. Central time as promptly as practicable following the date hereof, but in no event later than the date that is three (3) days following the satisfaction and/or waiver of all conditions to the Merger set forth in Article VIII (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing, but subject to the satisfaction or waiver of such conditions), unless this Agreement has been terminated pursuant to its terms or another date or place is agreed in writing by each of the Parties. The Parties may execute the Closing in person or telephonically, and documents and other deliverables may be exchanged by electronic exchange of electronic documents (including by e-mail of .pdf, .tiff, JPEG or similar files) or facsimile. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall take place at the offices of Ice Miller, 200 W Madison St. Ste 3500, Chicago, IL 60606, or at such other place as agreed to by the Parties.

ARTICLE II.
EFFECT OF THE MERGER ON THE STOCK OF THE COMPANY

Section 2.1 Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Stockholders or any other Person:

(a) Each share of common stock, par value $0.01 per share, of MergerCo that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) The Stock that is issued and outstanding immediately prior to the Effective Time, shall be converted into the consideration set forth on Schedule 2.1; provided, that in the aggregate, such consideration shall consist of one thousand five hundred (1,500) shares of Series D stock of the Buyer (the “Class D Stock”), Notes in the initial amount of $350,000, and other equity instrument(s) (collectively, the “Merger Consideration”).

(c) For all purposes of this Agreement, the Merger Consideration will be distributed in accordance with Schedule 2.1 (the “Merger Consideration Allocation”).

(d) All shares of Stock, when converted as provided in Section 2.1(b) and Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (“Certificate”) previously evidencing such shares shall thereafter represent only the right to receive that portion of the Merger Consideration payable under Section 2.1(b) above in respect of the shares of Stock underlying such Certificate. The holders of Certificates previously evidencing shares of Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Stock except as otherwise provided herein or by Law and, upon the surrender of Certificates in accordance with the provisions of Section 2.2, shall only represent the right to receive the Merger Consideration in accordance with Sections 2.2 (a), in exchange for their shares of Stock in accordance with the terms and conditions hereunder.

Section 2.2 Payment for Shares of Company Stock.

(a) Prior to the Effective Time, the Company shall mail to each holder of record of Stock, a letter of transmittal in the form attached hereto as Exhibit D (the “Letter of Transmittal”), which shall provide instructions for surrendering the Certificates in exchange for the applicable portion of the Merger Consideration in accordance with Schedule 2.1.

(b) At the Effective Time, the Buyer shall (or shall cause the Surviving Corporation to) (i) pay the cash portion of the Merger Consideration to the Stockholders, by wire transfer of immediately available funds to accounts designated in writing by such recipients, (ii) issue the securities that constitute a portion of the Merger Consideration, (iii) issue the Note, in each case in accordance with the Merger Consideration Allocation Schedule to the Stockholders who shall have delivered to the Buyer a properly completed and executed Letter of Transmittal; and

(c) No Stockholder shall be entitled to any payment of Merger Consideration with respect to such Stockholder’s shares of Company Stock until a properly completed and executed Letter of Transmittal has been delivered to the Buyer.

(d) Until the consummation of the Merger, each Certificate shall represent solely the right to receive a portion of the Merger Consideration in accordance with the terms herein. If the Merger Consideration (or any portion thereof) or any other amounts payable hereunder is to be delivered to any Person other than the Person in whose name the Certificate formerly representing the shares of Company Stock surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Person surrendering such shares of Company Stock shall pay to Buyer (or the Surviving Corporation, as applicable) any transfer taxes or other Taxes required by reason of the payment of a portion of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall establish to the reasonable satisfaction of Buyer (or the Surviving Corporation, as applicable) that such Tax has been paid or is not applicable.

(e) At the Effective Time, the Stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation.

Section 2.3 Deliveries at the Closing.

(a) At the Closing, the Company and the Investors’ Representative shall deliver (or cause to be delivered) the following items to the Buyer:

(i) a Letter of Transmittal, duly executed by each Stockholder;

(ii) an officer’s Certificate of the Company as to (A) its certificate of incorporation, as amended, (B) its Bylaws, as amended, (C) resolutions authorizing the transactions contemplated by this Agreement, and (D) a good standing certificate issued by the Secretary of State of the State of Delaware dated within five (5) Business Days of the Closing for each entity;

(iii) the officer’s certificate referenced in Section 8.2(g).

(b) At the Closing, the Buyer shall deliver the following items to the Stockholders:

(i) the Merger Consideration, including stock certificates for the Class D Stock included therein;

(ii) an equity incentive grant agreement granting to Mark Porter ninety (90) shares of Class D Stock, which shall provide for full vesting upon the listing of the Buyer's common stock on a national securities exchange;

(iii) an officer’s Certificate certifying as to (A) the Buyer’s Certificate of Incorporation, (B) the Buyer’s Bylaws, (C) resolutions of the Buyer’s board of directors authorizing the transactions contemplated by this Agreement, and (D) the capitalization of the Buyer as of immediately prior to the Merger and the transactions contemplated by the Exchange Agreement and immediately following the Merger and giving effect to the transactions contemplated by the Exchange Agreement, and (E) a good standing certificate issued by the Secretary of State of the State of Nevada dated within five (5) Business Days of the Closing; and

(iv) the officer’s certificate referenced in Section 8.3(e).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

In order to induce the Buyer to enter into this Agreement and the other Transaction Agreements, the Company hereby makes the following representations and warranties contained in this Article III to the Buyer as of the date of this Agreement (or, if made as of a specified date, as of such date), and as of the Closing Date as though made on the Closing Date.

Section 3.1 Organization, Standing, and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not own securities of any kind in any other entity, except as set forth in Section 3.1. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. Copies of the certificate of incorporation and bylaws and any other similar organizational or governing documents (collectively, the “Organizational Documents”) of the Company have been delivered to the Buyer by the Company and are correct and complete in all respects and no amendments thereto are pending. The Company is not in violation of the terms of any of its Organizational Documents.

Section 3.2 Authority, Execution and Delivery; Enforceability. The Company has the requisite corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its board of directors or the Stockholder is required. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar Laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles or remedies of general application.

Section 3.3 No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under, the certificate of formation or operating agreement of the Company or (ii) violate or conflict with any Law, order, agreement or other obligation to which the Company is subject or bound, except in each case of clauses (i) and (ii) for such conflicts or violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.; (iii) require the Company to provide any notice to, make any declaration or filing with, or obtain the consent or approval of, any Governmental Authority or other Person; or (iv) violate or result in a violation of or constitute a default (whether after the giving of notice, lapse of time or both) under, give rise to or accelerate any obligation or right under, or give rise to a right of termination of or result in a loss of benefit under any agreement, contract, instrument, mortgage, lien, lease, permit, license, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which any of the Company’s assets or the Stock is bound or affected, or result in the creation or imposition of any Encumbrance on any of the Company’s assets or the Stock.

Section 3.4 Capitalization. Schedule 3.4 sets forth all of the authorized Equity Interests of the Company. As of the date of this Agreement, the Company Stock represents 100% of the issued and outstanding securities of the Company. As of the date hereof, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue any additional securities or giving the right to any other Person to receive any such securities in the Company. All of the issued and outstanding Equity Interests of the Company are owned beneficially and of record as set forth on Schedule 3.4, free and clear of any Encumbrances. All of the issued and outstanding Equity Interests of the Company have been duly and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws and not in violation of any preemptive or similar rights. All powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Stock are as set forth in the Organizational Documents delivered to the Buyer.

Section 3.5 Material Changes; Undisclosed Events, Liabilities, or Developments. Since December 31, 2019, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had, or that would reasonably be expected to result in a Material Adverse Effect on the Company, (ii) the Company does not have any liabilities of a type that would be required to be set forth on a balance sheet prepared in accordance with U.S. generally accepted accounting principles or disclosed in the footnotes thereto, and (iii) the Company has not declared or made any dividend or distribution of cash or other property to the Stockholders or purchased, redeemed or made any agreements to purchase or redeem any of its membership interests.

Section 3.6 No Litigation. There is no claim, suit, action, litigation, arbitration or administrative or other legal Proceeding (each, an “Action”) pending or, to the Company’s Knowledge, threatened against the Company which relates to, or would reasonably be expected to prohibit or materially impair, the consummation of the transactions contemplated by this Agreement.

Section 3.7 Absence of Brokers. The Company has not engaged the services of any broker or finder in connection with the consummation of the transactions contemplated by this Agreement.

Section 3.8 Compliance. The Company is not: (i) in default under or in violation of (and, to the Knowledge of the Company, no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other Governmental Authority; or (iii) in violation of any statute, rule, ordinance or regulation of any Governmental Authority applicable to the Company, including without limitation all foreign, federal, state and local Laws relating to Taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters; except in each case of clauses (i) through (iii) as, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on the Company.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

In order to induce the Buyer to enter into this Agreement and the other Transaction Agreements, each Stockholder hereby severally, and not jointly, makes each of the following representations and warranties contained in this Article IV to the Buyer as of the date of this Agreement (or, if made as of a specified date, as of such date), and as of the Closing Date as though made on the Closing Date.

Section 4.1 Good Title. Such Stockholder is the record and beneficial owner, and has good title to the Company Stock held by him or it, as set forth on Schedule 3.4, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other Encumbrances (collectively, “Liens”).

Section 4.2 Organization and Standing of Stockholder. If Stockholder is an entity, such Stockholder is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 4.3 Authority; Execution and Delivery; Enforceability. Such Stockholder has the requisite power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no further consent or authorization of the Stockholder or, if applicable, its board of directors is required. This Agreement has been duly executed and delivered by the Stockholder. This Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar Laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles or remedies of general application.

Section 4.4 No Conflicts. The execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby will not (i) if Stockholder is not a natural person, conflict with or result in a breach or violation of any term or provision of, or constitute a default under, the governing documents of such Stockholder or (ii) violate or conflict with any, Law, order, agreement or other obligation to which such Stockholder is subject or bound, except in each case of clauses (i) and (ii) for such conflicts or violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company or such Stockholder’s ability to consummate the transactions contemplated by this Agreement.

Section 4.5 No Litigation. There is no Action pending or, to such Company’s Knowledge, threatened against such Company which relates to, or would reasonably be expected to prohibit or materially impair, the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.6 Absence of Brokers. Stockholder has not engaged the services of any broker or finder in connection with the consummation of the transactions contemplated by this Agreement, and upon consummation of the transactions contemplated hereby, no fee or payment shall be due from the Company to any brokers or finders engaged by such Stockholder.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER CO

In order to induce the Company and the Stockholders to enter into this Agreement and the other Transaction Agreements, the Buyer and MergerCo makes each of the following representations and warranties contained in this Article V to the Company and the Stockholders as of the date of this Agreement (or, if made as of a specified date, as of such date), and as of the Closing Date as though made on the Closing Date.

Section 5.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Attached hereto as Schedule 5.1 is a copy of Buyer's certified Articles of Incorporation, including the filed Certificate of Designation for the Class D Stock. MergerCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer and MergerCo each have necessary corporate power to own its properties and to carry on its business. Buyer and MergerCo are duly qualified or licensed to do business and are in good standing in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or in good standing when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.2 Authority; Execution and Delivery; Enforceability. The Buyer and MergerCo each have the requisite power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by the Buyer and MergerCo and the consummation by the Buyer and MergerCo of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization from any party is required. This Agreement has been duly executed and delivered by the Buyer and MergerCo. This Agreement constitutes a valid and binding obligation of the Buyer and MergerCo enforceable against Buyer and MergerCo in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar Laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles or remedies of general application.

Section 5.3 No Conflicts. The execution, delivery and performance by the Buyer and MergerCo of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under, the articles of incorporation or bylaws of Buyer or MergerCo or (ii) violate or conflict with any, Law, order, agreement or other obligation to which Buyer or MergerCo is subject or bound, except in each case of clauses (i) and (ii) for such conflicts or violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Buyer or MergerCo or its ability to consummate the transactions contemplated by this Agreement.

Section 5.4 Capitalization. Schedule 5.4 sets forth all of the authorized Equity Interests of the Buyer and all of the issued and outstanding Equity Interests of the Buyer, both as of the date hereof and after giving effect to the transactions contemplated in this Agreement and in the Transaction Agreements. All of the issued and outstanding Equity Interests of the Buyer have been duly and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws and not in violation of any preemptive or similar rights. All powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the stock of the Buyer are as set forth in the Organizational Documents delivered to the Company. When issued pursuant to this Agreement, the shares of the Buyer that will constitute a portion of the Merger Consideration shall be duly and validly issued, fully paid and non-assessable, issued in compliance with all applicable laws, free and clear of all Liens.

Section 5.5 Securities Act of 1933. Buyer and MergerCo have complied and will comply with all applicable federal and state securities Laws in connection with the offer, issuance and sale of the securities that comprise a portion of the Merger Consideration hereunder and no registration under the Securities Act is required in connection therewith. Neither Buyer nor MergerCo nor anyone acting on their behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Company’s capital stock, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, or has taken or will take any action so as to require registration of the issuance and sale of any of the stock that constitutes a portion of the Merger Consideration under the registration provisions of the Securities Act and applicable state securities Laws. Neither Buyer nor MergerCo, nor any of their Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the stock that constitutes a portion of the Merger Consideration.

Section 5.6 No Litigation. There is no Action pending or, to Buyer’s Knowledge, threatened against Buyer or MergerCo which relates to, or would reasonably be expected to prohibit or materially impair, the consummation of the transactions contemplated by this Agreement.

Section 5.7 Absence of Brokers. Neither Buyer nor MergerCo have engaged the services of any broker or finder in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.8 SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(a) Buyer has timely filed all reports, schedules, registration statements and other documents required under applicable legal requirements (as defined below) to be filed by it with the Securities Exchange Commission (“SEC”) since December 31, 2017 (the “Buyer SEC Documents”). Buyer has delivered or made available to the Company true, correct and complete copies of all Buyer SEC Documents, all comment letters received by Buyer from the SEC since December 31, 2017, all responses to such comment letters by or on behalf of Buyer and all other correspondence since December 31, 2017 between the SEC and Buyer, in each case to the extent not available to the public in completely unredacted form on the electronic data gathering, analysis, and retrieval system. No subsidiary of Buyer is, or since December 31, 2017 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Buyer included in the Buyer SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in Buyer SEC Documents since Buyer’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the subsidiaries of Buyer are, or, since December 31, 2017 have been, required by GAAP to be included in the consolidated financial statements of Buyer.

(b) Since December 31, 2017, Buyer and each of its subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with any other applicable Governmental Authority (the “Applicable Legal Requirements”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority which they were filed.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Buyer included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, as filed with the SEC prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2020 in the ordinary course of business consistent with past practice, and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, Buyer and its subsidiaries do not have, and since September 30, 2020 and its subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in the Buyer financial statements in accordance with GAAP).

(d) As used in this Section 5.8, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Authority.

Section 5.9 Compliance with Applicable Legal and Reporting Requirements.

(a) Buyer and its subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Authorities that are material to the operation of the businesses of Buyer and its subsidiaries, taken as a whole (the “Buyer Permits”), the Buyer Permits are in full force and effect and Buyer and its subsidiaries are in compliance with the terms of the Buyer Permits, except where the failure so to hold, be in full force and effect or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

(b) Since December 31, 2017, each of Buyer and its subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements applicable to Buyer or any of its subsidiaries or to the employees conducting such businesses, except for violations that have been cured or remedied. To the knowledge of Buyer, no investigation by any Governmental Authority with respect to Buyer or any of its subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Buyer or its subsidiaries.

Section 5.10 No Vote Required. No approval by the holders of any class or series of Buyer capital stock is necessary to approve this Agreement or authorize the transactions contemplated hereby (including the Merger).

ARTICLE VI.
ADDITIONAL AGREEMENTS

Section 6.1 Press Releases. Any public announcement is prohibited unless mutually agreed upon, provided that Buyer shall not be prevented from making any public statement or press release which is required to be made by Law or any rule of a stock exchange or similar organization to which it is bound.

Section 6.2 Books and Records. The Buyer shall have the exclusive right to possess and hold (and the Stockholders shall cause to be delivered to the Buyer at Closing) all books and records of the Company or pertaining to its business. From and after the Closing, the Buyer shall, and shall cause the Company to, until the seventh (7th) anniversary of the Closing Date or such longer period as required by state, federal or local Law, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same available for inspection by the Stockholders (at the Stockholders’ expense) at reasonable times upon reasonable request and upon reasonable notice.

Section 6.3 Further Action; Cooperation. Each of the Parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the other Transaction Agreements and consummate and make effective the transactions contemplated by hereby and thereby. For a period of five (5) years after Closing, upon reasonable notice, during normal business hours and at the expense of the requesting party, each party will, to the extent necessary to facilitate concluding the transactions contemplated hereby, audits, compliance with Laws and the requirements of governmental entities and to the extent that it does not materially interfere with its business.

ARTICLE VII.
COVENANTS

Section 7.1 Conduct of the Company's Business Prior to Closing. The Company covenants and agrees that from and after the date hereof and pending the Closing:

(a) the Company's business will be conducted only in the ordinary and usual course, including normal commitments for the purchase of supplies and the sale of goods or services, and the Company will maintain its customary levels of accounts payable, accounts receivable and inventories;

(b) no contract has been or will be entered into by or on behalf of the Company, other than in the ordinary course of business consistent with past practices and the terms of this Agreement, without the Buyer’s prior approval;

(c) the Company will use commercially reasonable efforts to preserve its business organization intact, to keep available to it the services of present officers and employees and to preserve the Company's reputation and goodwill and the goodwill of its suppliers, customers and others having business relations with the Company;

(d) no reorganization, declaration, setting aside or payment of any dividend or other distribution in respect of the Company's Stock or Equity Interests, respectively, or any direct or indirect redemption, purchase or other acquisition of any such Stock or Equity Interests will be effected by the Company;

(e) the Company will not sell or lease any of its assets or properties, tangible or intangible, except in the ordinary course of business;

(f) the Company will not make any commitment for capital expenditures in excess of $10,000.00, except with the prior written consent of the Buyer;

(g) the Company will not promise, award or pay any bonuses or salary increases, other than in the ordinary course of business in a manner consistent with demonstrable past practice, or make any contributions to any profit-sharing or pension plan; nor will the Company enter into or amend any contract of employment or contract setting or amending any term or condition of employment of employees without the Buyer’s prior written approval, which shall not be unreasonably withheld, delayed or conditioned; and

(h) the Company will not grant a security interest in any of its assets or properties.

Section 7.2 Conduct of the Buyer's Business Prior to Closing. The Buyer covenants and agrees that from and after the date hereof and pending the Closing:

(a) except as otherwise provided in this Agreement or consented to in writing by the Company, the Buyer and each of its Subsidiaries will conduct their business in the ordinary course consistent with past practices and use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Buyer and its Subsidiaries and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, and others having business relationships with the Buyer or any of its Subsidiaries;

(b) the Buyer and each of its Subsidiaries will perform all of their obligations under all Contractual Obligations relating to or affecting its properties, assets or business;

(c) the Buyer and each of its Subsidiaries will pay their debts, Taxes and other obligations when due, comply with their credit facilities, including, without limitations, any forbearance agreements in connection therewith;

(d) neither the Buyer nor any of its Subsidiaries will incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance or capital contribution to, or investment in any Person;

(e) the Buyer will not adjust, split, combine or reclassify any of its Equity Interests or directly or indirectly redeem, purchase or otherwise acquire, any of its Equity Interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any of its Equity Interests;

(f) neither the Buyer nor any of its Subsidiaries will issue any additional Equity Interests, as applicable, or any securities or debt convertible into or exchangeable for Equity Interests, as applicable, including any phantom stock rights, stock appreciation rights, stock-based performance units, or other equity-based compensation awards;

(g) the Buyer will not sell, transfer, mortgage, encumber, abandon, license, lease, or otherwise dispose of any material amount of its properties or assets (including Equity Interests of any Subsidiary) to any Person;

(h) neither the Buyer nor any of its Subsidiaries will make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of all or any significant portion of the property or assets of any Person;

(i) neither the Buyer nor any of its Subsidiaries will implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by a change in applicable Law or GAAP, or accelerate or delay the (A) payment of any accounts payable, (B) collection of accounts receivable or (C) making capital expenditures;

(j) neither the Buyer nor any of its Subsidiaries will enter into any Contractual Obligation or commitment (A) with respect to which the Buyer or any of its Subsidiaries has any liability or obligation involving more than $10,000 or (B) which may place any limitation on the method of conducting or the scope of the Buyer's or any of its Subsidiary's business, including any Contractual Obligation or commitment that restricts the ability of the Buyer or any of its Subsidiaries to compete with, or conduct, any business or line of business in any geographic area;

(k) neither the Buyer nor any of its Subsidiaries will (A) waive any rights of substantial value or (B) cancel or forgive any Indebtedness owed to the Buyer;

(l) neither the Buyer nor any of its Subsidiaries will adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(m) the Buyer will not declare, set aside or pay any dividend or other distribution of assets (including in stock, property or otherwise) in respect of any shares of capital stock or other Equity Interests;

(n) neither the Buyer nor any of its Subsidiaries will (A) make, change or revoke any Tax election, (B) adopt or make any change to any Tax accounting principles, methods or practices, (C) file any amended Tax return, (D) prepare or file any Tax return in a manner inconsistent with past practice, (E) change a U.S. federal income tax classification, (F) consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or (G) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(o) the Buyer and its Subsidiaries will not make any capital expenditures that, individually or in the aggregate, exceed $10,000;

(p) neither the Buyer nor any of its Subsidiaries will make any change in or amendment to their Organizational Documents;

(q) neither the Buyer nor any of its Subsidiaries will take any other action which could have a Material Adverse Effect on the Buyer or any of its Subsidiaries; and

(r) neither the Buyer nor any of its Subsidiaries will agree to take or make any commitment to take any of the actions prohibited by this Section 7.2.

Section 7.3 Insurance. The Parties will maintain in force its insurance coverages, or insurance policies providing substantially the same coverages, up to and including the Closing.

Section 7.4 Access and Information. Each Party will give to the other Party and its Representatives full access during normal business hours throughout the period after the signing hereof to all of the respective Party’s places of business, operations, key employees knowledgeable about the operations and sales of the respective Party and to all books and records, all in order that each Party may have full opportunity to make such legal, financial, tax, technical, accounting and other reviews and investigation of the other Party and its business as its shall desire to make.

Section 7.5 Notice of Developments. Between the date of this Agreement and the Closing, each Party shall promptly notify the other Party in writing if it becomes aware of any fact or condition that (a) causes or constitutes a breach of any of their representations and warranties, (b) would constitute or could reasonably be expected to lead to Material Adverse Effect, or (c) could reasonably be expected to be material to the post-closing ownership, operation and administration of the Buyer's business. Should any such fact or condition require any change to the disclosure schedules (the “Schedules”), such Party shall promptly deliver to the other Party a supplement to the applicable schedule specifying such change (a “Schedule Supplement”), which shall not be deemed to modify such schedule unless expressly accepted in writing by the other Party. The acceptance of any Schedule Supplement shall not constitute a waiver of any rights or claims the receiving Party may have relating to or arising from the event, fact or information contained in such Schedule Supplement, including rights to indemnification, beyond the rights or claims had the Scheduled Supplement been provided on the date of this Agreement.

Section 7.6 Exclusivity. Neither Party will: (i) solicit, initiate, or encourage the submission of any proposal or offer from any party relating to the acquisition of the assets and securities, such Party’s business or any equity securities of such Party (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any party to do or seek any of the foregoing. Both Parties will notify the other Party immediately if any party makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

ARTICLE VIII.

CONDITIONS TO THE CLOSING

Section 8.1 Conditions to the Obligations of Each Party. The respective obligations of each party hereto to effect the consummation of the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by the other Parties hereto, where permissible, at or prior to the Closing:

(a) Merger. The Certificate of Merger shall have been filed with and accepted by the Secretary of State of the State of Delaware.

(b) No Proceedings; Injunctions, Orders or Restraints; Illegality. No Proceeding shall be pending or threatened before any court or other Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would: (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority nor any statute, rule, regulation, executive order or other Law promulgated or enacted by any Governmental Authority shall be in effect or pending that would have the effect of (x) making the consummation of any of the transactions contemplated by this Agreement illegal or (y) otherwise prohibiting the consummation of any of the transactions contemplated hereby.

Section 8.2 Additional Conditions to Obligations of Buyer and MergerCo. The obligations of Buyer and MergerCo to effect the consummation of the transactions contemplated by this Agreement are further subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Buyer at or prior to the Closing:

(a) Representations and Warranties. Subject to the Disclosure Schedules, the representations and warranties of the Company and the Stockholders set forth in Article III and Article IV (after giving effect to matters disclosed on the Schedules) respectively, shall be true and correct in all material respects on the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties shall be true and correct as of such date).

(b) Performance and Obligations. The Stockholders and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Stockholders or the Company at or prior to the Closing.

(c) Closing Deliveries. The Company and Investors’ Representative shall have delivered or provided to the Buyer all items described in Section 2.3(a) and the Buyer shall have reviewed and approved the Schedules Supplement of the Company, if any, in its reasonable discretion.

(d) No Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred, and there shall not exist, any fact, condition, circumstance, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Stockholder Deliveries. All Stockholders shall have executed and delivered all necessary Stockholder consents and approvals, including the Letters of Transmittal.

(f) Receipt of FIRPTA Certificates. The Buyer shall have received from each Stockholder, a certification complying with Treasury Regulation Section 1.1445-2(b)(2) and an affidavit complying with Section 1446(f) of the Code, in each case, dated as of the Closing Date and in a form reasonably acceptable to the Buyer.

(g) Officer’s Certificate. The Company shall have delivered a certificate of an authorized officer of the Company dated as of the Closing Date, certifying as to the satisfaction of the conditions of Closing of the Company.

(h) Paycheck Protection Program Loan. The loan issued to JTM Electrical and Technology, LLC under the paycheck protection program, pursuant to that certain note issued by Cornerstone Bank, dated as of April 11, 2020 shall have been forgiven in full.

Section 8.3 Additional Conditions to Obligations of the Stockholders and the Company. The obligations of the Stockholders and the Company to effect the consummation of the transactions contemplated by this Agreement are further subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by the Investors’ Representative or the Company at or prior to the Closing:

(a) Representations and Warranties. The representations and warranties of the Buyer and MergerCo set forth in Article V (after giving effect to matters disclosed on the Schedules) shall be true and correct in all material respects as of the Closing Date, except for the representations contained in Section 5.4, which shall be true and correct in all respects as of the Closing Date.

(b) Performance and Obligations of the Buyer. The Buyer and MergerCo shall each have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Buyer and MergerCo, respectively, at or prior to the Closing.

(c) No Buyer Material Adverse Effect. Since the date of this Agreement there shall not have occurred, and there shall not exist, any fact, condition, circumstance, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d) Closing Deliveries. The Buyer and MergerCo shall have delivered or provided to the Company all items described in Section 2.3(b).

(e) Officer’s Certificate. The Buyer shall have delivered a certificate of an authorized officer of the Buyer dated as of the Closing Date, certifying as to the satisfaction of the conditions of Closing of the Buyer.

(f) Exchange Agreement. The Buyer shall have delivered to the Stockholders a fully executed copy of the Exchange Agreement, substantially in the form set forth on Exhibit E hereto.

(g) Paycheck Protection Program. The loan issued to ADEX Corporation under the paycheck protection program, pursuant to that certain note issued by Heritage Bank of Commerce, dated as of April 27, 2020 shall have been forgiven in full.

ARTICLE IX.

DEFAULT; TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual agreement of the Parties;

(b) by the Buyer, if the conditions set forth in Section 8.1 and 8.2 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance by the Company or the Stockholders shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) before the Closing Date;

(c) by the Company, if the conditions set forth in Section 8.1 and 8.3 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Buyer at or before the Closing Date; or

(d) by either Party in the event the Closing has not occurred by 11:59 p.m., Central Time on June 1, 2021(the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Article IX shall not be available to the Party seeking to terminate if any action of such Party or the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement.

In the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or its stockholders, directors or officers in respect thereof, except that nothing herein will relieve any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE X.
GENERAL PROVISIONS

Section 10.1 Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or via facsimile or email (providing proof of sending) to the Parties at the following addresses (or at such other address for a party as specified by like notice):

(a)	if to the Buyer or the Company, to:

Spectrum Global Solutions, Inc.

980 N. Federal Highway, Suite 304

Boca Raton, FL 33432

Attn: Roger Ponder

Telephone: (407) 512-9102

Telecopy:

]with a copy to:

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attn: M. Ali Panjwani, Esq.

Telephone: (212) 326-0820

Telecopy: (212) 326-0806

(b)	if to Investors Representative:

30 N. Lincoln Street

Batavia, IL 60510

Attn: Mark Porter

Telephone: (952) 974-4008

Email: mark.porter@highwirenetworks.com

with copies to:

George Weems

Ice Miller LLP

2300 Cabot Drive, Suite 455

Lisle, IL 60532

George.Weems@icemiller.com

Telephone: (630) 955-4296

Telecopy: (630) 955-5829

Section 10.2 Disclosure Schedules. Information set forth in the Schedules to this Agreement shall modify, supplement, qualify or limit the representations made in Article III or Article IV or Article V, respectively. The Section number headings in the Schedules correspond to the Section numbers in this Agreement.

Section 10.3 Assignability; Binding Agreement; Third Party Beneficiary. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of Law or otherwise) by any of the Parties hereto without the prior written consent of the other Parties.

Section 10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Law, but if any provision (or part thereof) of this Agreement shall be deemed prohibited or invalid under such Law, such provision (or part thereof) shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

Section 10.5 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the Parties hereto unless and until this Agreement is executed and delivered by the Parties hereto.

Section 10.6 Certain Definitions. For purposes of this Agreement:

(a) An “Affiliate” of a Person means (i) with respect to an individual, such individual’s spouse, children (natural or adopted), or any other direct lineal descendant of such individual or his spouse or any sibling of such Person or any lineal descendant of such sibling; (ii) with respect to an entity, any officer, director, Equity Interest holder, partner, member or employee of such entity of any Affiliate of such entity; and (iii) with respect to an individual or entity, any Person which directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

(b) “Business Day” means any day other than a Saturday or Sunday or weekday on which banks in Chicago, Illinois are authorized or required to be closed.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

(e) “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of Equity Interests, as trustee or executor, by contract or otherwise.

(f) “Encumbrance” means any mortgage, pledge, security interest, claim, charge, Taxes, lien, option, right of first refusal, easement, restrictive covenant, restriction and encumbrance of any kind.

(g) “Equity Interests” means (i) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (ii) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

(h) “Exchange Agreement” means an agreement between the Buyer and the holders of Buyer’s Series B Preferred Stock, par value $0.00001 per share, pursuant to which such holders shall exchange all outstanding Series B Preferred Stock for Class D Stock.

(i) “GAAP” means United States generally accepted accounting principles, consistently applied by the Company in accordance with its prior accounting practices.

(j) “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator having competent jurisdiction, as well as any accrediting body.

(k) “Indebtedness” means, with respect to the Company, (i) indebtedness for borrowed money, (ii) indebtedness for the deferred purchase price of property or services, (iii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iv) obligations as lessee under leases which have been or should be, in accordance with GAAP consistently applied, recorded as capital leases; (v) all accrued and unpaid interest on or any premiums, fees, penalties, expenses or other amounts due with respect to (i) through (iv) above; (vi) uncleared checks outstanding as of Closing written by the Company; (vii) all deferred obligations or liabilities, including deferred revenue and deferred rent obligations or liabilities (in each case, determined in accordance with GAAP); (viii) all accrued and unpaid bonuses or severance to employees (ix) all accounts payable that are past their respective due date, (x) any funds or accounts held by the Company that should have been escheated to any Governmental Authority under Law, and (xi) any obligations of any other Person or a type referred to in clauses (i) through (x) to the extent directly or indirectly guaranteed by the Company.

(l) “Investors” means the Company’s Stockholders.

(m) “Knowledge” means the facts, circumstance or other information that are actually known by an individual. The phrases “to the Company’s Knowledge,” “to the Knowledge of the Company” or similar uses of Knowledge coupled with the Company shall mean the Knowledge of Mark Porter.

(n) “Law” means any domestic, foreign, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment or decree applicable to the Company or either Stockholder or the Buyer, in each case as applicable, or any of their respective Affiliates, properties, assets, or Representatives.

(o) “Material Adverse Effect” means any adverse effect on an entity’s business, operations, assets, prospects or financial condition of such entity, taken as a whole, and which is material to such entity or other entities Controlling or Controlled by such entity or which is likely to materially hinder the performance by such entity of its obligations hereunder.

(p) “Notes” means promissory notes to be issued by the Buyer at the Closing, substantially in the form attached hereto as Exhibit F.

(q) “ordinary course of business” means, with respect to any Person, the usual and ordinary course of such Person’s business consistent with past custom and practice (including with respect to frequency, quantity and magnitude).

(r) “Person(s)” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act).

(s) “Proceeding” means any claim, controversy, action, cause of action, suit, litigation, arbitration, investigation, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at Law or in equity).

(t) “Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more subsidiaries, (a) owns at least fifty percent (50%) of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person or (b) has the power to generally direct the business and policies of that other Person as a general partner, managing member, manager or other similar capacity.

(u) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other similar tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

(v) “Transaction Agreements” means this Agreement and any other agreement entered into by the Parties in connection with the transactions contemplated by this Agreement, including, without limitation, the Employment Agreement, the Certificate of Merger, the Certificate of Incorporation, the Notes, the Exchange Agreement.

Section 10.7 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be non-exclusive and equivalent to the use of the term “and/or.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate, exhibits or Schedules or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Accounting terms used and not otherwise defined herein shall have the meanings given to them by GAAP, consistently applied. The term “certificate, exhibits or schedules” when used herein is not intended to incorporate preexisting agreements between the Company and unrelated third parties that may be attached or delivered as part of an exhibit or schedule but have not been made with reference or in connection with this Agreement or the Closing.

Section 10.8 Fees and Expenses. Each of the Buyer, on the one hand, and the Company and the Stockholders on the other hand, shall bear their own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

Section 10.9 Governing Law. This Agreement will be governed by, and construed in accordance with, the internal Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws.

Section 10.10 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the covenants in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of the covenants set forth in this Agreement and to enforce specifically the terms and provisions of the covenants hereof in accordance with Section 10.11, without bond or proof of the inadequacy of damages.

Section 10.11 Venue; Consent to Jurisdiction. All disputes, claims, or controversies arising out of or relating to this Agreement or any of the other Transaction Agreements or the transactions contemplated hereby or thereby or the negotiation, validity or performance hereof or thereof that are not resolved by mutual agreement shall only be brought in the federal or state courts situated in Chicago, Illinois (including the appropriate appellate courts therefrom). Each of the Parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of such federal courts to resolve all such disputes, claims or controversies and further consents to the jurisdiction of such federal courts; provided, however, that to the extent necessary to avoid irreparable harm, any party may seek temporary or preliminary injunctive relief in accordance with Section 10.10 in any court of competent jurisdiction. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH DISPUTES, CLAIMS OR CONTROVERSIES. Each party hereto further irrevocably waives any objection to any Proceeding before such federal courts based upon lack of personal jurisdiction or to the laying of venue in such federal courts and further irrevocably and unconditionally waives and agrees not to make a claim in any court that any Proceeding before such federal courts has been brought in an inconvenient forum. Each of the Parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given hereunder. Each of the Parties hereto hereby agrees that its submission to jurisdiction and its consent to service of process by mail are made for the express benefit of the other Parties hereto.

Section 10.12 Mutual Drafting. The Parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 10.13 Integration. This Agreement and the other Transaction Agreements, including the Schedules, exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 10.14 Counterparts. This Agreement may be executed and delivered by facsimile, email of a .pdf, .tiff, JPEG or similar file, or e-signature and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.15 Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the Parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be waived otherwise than by a written instrument signed by the Party or Parties so waiving such covenant or other provision. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party. No amendment to this Agreement may be made without the written consent of the Stockholders, the Company and the Buyer.

Section 10.16 Investors’ Representative.

(a) Appointment; Authorization. The Stockholders, Company, Buyer and MergerCo each hereby acknowledges and agrees that Mark Porter shall have full, sole and exclusive power and authority to take all actions which he believes are necessary or appropriate under this Agreement and any other Transaction Agreement (whether on behalf of himself and/or any of the Stockholders), including without limitation: (i) giving and receiving any notices, documents and instructions permitted or required under this Agreement or any other Transaction Agreement; (ii) receiving and accepting legal process in connection with any suit or Proceeding arising under this Agreement or any other Transaction Agreement; (iii) interpreting all of the terms and provisions of this Agreement or any other Transaction Agreement; (iv) authorizing payments to be made with respect to this Agreement and any other Transaction Agreement; (v) bringing claims with respect to, or waiving, any inaccuracies in the representation and warranties of Buyer and MergerCo contained in this Agreement or any other Transaction Agreement; (vi) taking all other actions specified in or contemplated by this Agreement or any other Transaction Agreement; and (vii) engaging counsel, accountants or other representatives in connection with any of the foregoing matters. Without limiting the generality of the foregoing, the Investors’ Representative shall have the full, sole and exclusive power and authority on behalf of itself and the Stockholders, to consent to any amendment hereof or any other Transaction Agreement. The Company, Buyer and MergerCo hereby agree to, and shall cause their respective directors, officers, employees and representatives to, correspond exclusively with the Investors’ Representative on any and all matters related to this Agreement, any other Transaction Agreement or any and all transactions contemplated hereby and thereby. Any decision and/or action taken by the Investors’ Representative pursuant to the authority granted herein shall be effective and absolutely binding upon all of the Stockholders and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(b) Access to Information. The Investors’ Representative shall have reasonable access to information of and concerning any matter with respect to which the Investors’ Representative has the authority to act under this Agreement or any other Transaction Agreement (including without limitation any Claim) and which is in the possession, custody or Control of Buyer or the Surviving Corporation and the reasonable assistance of Buyer’s and the Surviving Corporation’s officers and employees for purposes of performing the Investors’ Representative duties and exercising its rights under this Agreement and any other Transaction Agreement, including for the purpose of evaluating any Claim; provided that the Investors’ Representative shall treat confidentially and not, except in connection with enforcing its rights under this Agreement or any other Transaction Agreement, disclose any nonpublic information from or concerning any matter with respect to which the Investors’ Representative has the authority to act under this Agreement or any other Transaction Agreement (including without limitation any Claim) to anyone (except to the Investors’ Representative’s attorneys, accountants or other advisers, to the Stockholders and to any other Person on a need-to-know basis, but only if such other Person agrees to keep such information confidential or otherwise has a professional duty to keep such information confidential).

(c) Orders. The Investors’ Representative is authorized, in his sole discretion, to comply with final, non-appealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator and if the Investors’ Representative complies with any such order, writ, judgment or decree, it shall not be liable to any Stockholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled set aside or vacated.

(d) Removal of the Investors’ Representative; Authority of Investors’ Representative. The Stockholders receiving at least seventy-five percent (75%) of all consideration paid to the Stockholders under this Agreement shall have the right at any time to remove the then-acting Investors’ Representative and to appoint a successor Investors’ Representative; provided, however, that neither such removal of the then acting Investors’ Representative nor such appointment of a successor Investors’ Representative shall be effective until the delivery of executed counterparts of a writing signed by each such Stockholder with respect to such removal and appointment, together with an acknowledgement signed by the successor Investors’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Investors’ Representative and agrees to perform and be bound by all of the provisions of this Agreement and any other Transaction Agreement applicable to the Investors’ Representative. Each successor Investors’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Investors’ Representative, and the term “Investors’ Representative” shall be deemed to include any interim or successor Investors’ Representative.

(e) Irrevocable Appointment. Each Stockholder by virtue of the approval and adoption of this Agreement or other appointment authorization documentation (other than holders of dissenting shares) or by accepting any consideration payable hereunder hereby appoints Mark Porter as the “Investors’ Representative” and his, her, or its true and lawful agent and attorney-in-fact, with full power and authority in each of his, her, or its name and on behalf of each of them: (i) to act on behalf of each of them or any one of them in the absolute discretion of the Investors’ Representative in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, notices, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Agreement. Subject to Section 10.16(d), the appointment of the Investors’ Representative hereunder is coupled with an interest and therefore is irrevocable and shall survive the bankruptcy, dissolution or liquidation of any Stockholder, and any action taken by the Investors’ Representative pursuant to the authority granted in this Section 10.16, shall be effective and absolutely binding as the action of the Investors’ Representative; provided, however that all of the rights and obligations of the Investors’ Representative hereunder may be assigned by the Investors’ Representative to any successor-in-interest or Affiliate of the Investors’ Representative. Each Stockholder hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Investors’ Representative pursuant to this Section 10.16. Each Stockholder agrees that the Investors’ Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Investors’ Representative in good faith hereunder, and each of the Stockholders shall indemnify and hold the Investors’ Representative harmless from and against any Representative expenses that the Investors’ Representative may sustain as a result of any such action or omission by the Investors’ Representative hereunder, and such indemnity shall survive the resignation of the Investors’ Representative or the termination of this Agreement. In no event will the Investors’ Representative be required to advance his own funds on behalf of the Stockholders or otherwise. The Investors’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel. In no event shall the Investors’ Representative be liable hereunder or in connection herewith, in its capacity as the Investors’ Representative, for any indirect, punitive, special or consequential damages. In no event shall the Buyer or the Company have any liability as a result of any action taken by the Investors’ Representative or any action taken by the Company or the Buyer at the request or instruction of the Investors’ Representative. The Investors’ Representative is a party to this Agreement, in his capacity as Investors’ Representative, solely for the purposes of and in accordance with this Section 10.16 and such other Sections as required to perform his duties as Investors’ Representative.

[signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed personally, or by their respective officers thereunto duly authorized, all as of the date first written above.

BUYER:

SPECTRUM GLOBAL SOLUTIONS, INC.

By:	/s/ Roger Ponder
Title:	Chief Executive Officer

MERGERCO:

HW MERGER SUB, INC.

By:	/s/ Roger Ponder
Title:	Chief Executive Officer

COMPANY:

HWN, INC.

By:	/s/ Mark Porter
Title:	Chief Executive Officer

INVESTORS’ REPRESENTATIVE:

MARK PORTER

/s/ Mark Porter

STOCKHOLDERS:

MARK PORTER

/s/ Mark Porter

JEFFREY GARDNER

/s/ Jeffrey Gardner

JAMES MARSH

/s/ James Marsh